EXHIBIT 99.2

SCPIE Holdings Inc.

2003 Third-Quarter and Nine-Months

Investor Conference Call Remarks

November 11, 2003

Howard Bender (following Operator introduction):

Thank you for joining us today to discuss results for SCPIE Holdings’ third quarter and nine months ended September 30, 2003. This morning, the news release detailing our financial results was distributed.

Speaking on today’s call is Donald J. Zuk, SCPIE’s President and Chief Executive Officer, and Robert Tschudy, Senior Vice President and Chief Financial Officer. At the end of their prepared remarks, we will open the call to questions from those on the phone lines. If time permits, we will also answer questions submitted via our website, www.scpie.com.

Before we begin, I would like to remind you of SCPIE’s “Safe Harbor” cautions. On this call there are likely to be “forward-looking” statements that represent SCPIE’s expectations or beliefs concerning future events.

A variety of factors—including future economic, competitive and market conditions—might cause actual results to differ materially from those in the “forward-looking” statements.

These risk factors include, but are not limited to, SCPIE’s ability to attract and retain business; current market and competitive conditions; the rating of SCPIE’s financial strength by outside agencies; the concentration of business in California as the company contracts from certain relationships in other states; SCPIE’s ability to successfully achieve rate increases; the company’s forecasting and actuarial assessment of future loss developments and reserve requirements in both the core business and the discontinued non-core business, including developments related to the company’s contingent liability for certain policyholder obligations of Highlands Insurance Company.

Specifically, I refer you to the statements made with regard to risk factors in SCPIE’s filings with the Securities and Exchange Commission.

Now, I’d like to turn the call over to Donald Zuk. Don…

Donald J. Zuk:

Thanks, Howard.

Our third-quarter results are clearly a disappointment. While SCPIE’s core book of business in California and Delaware continues to perform as anticipated, SCPIE’s return to profitability was interrupted in the quarter due to losses related to our investment made in GoshawK Holdings and GoshawK’s underwriting losses in its Lloyd’s syndicate.

However, our arrangement with GoshawK Re, in which we ceded much of our reinsurance business, appears to be largely unaffected. That restructuring measure remains intact and continues to protect SCPIE from most losses stemming from our 2002 and 2001 reinsurance operations. Later in the call, Bob Tschudy will go into detail about these factors.

Despite this setback, we continue to be optimistic about SCPIE’s future. Our turnaround strategies and rate activities continue to result in steady improvement in our core book of business in California and Delaware.

We also continue to significantly reduce our exposure in our non-core healthcare liability operations. The remaining 535 non-core healthcare policies will expire no later than March 2004.

On another positive front, the California Department of Insurance granted SCPIE a 9.9% rate increase for its California medical malpractice book for 2003. As we noted in our news release, the rate increase took effect October 1 and will benefit our fourth-quarter revenues and ensuing quarters. With the new rates, we expect to generate approximately an additional two-and-a-half million dollars in revenues for the fourth quarter.

To further assure that SCPIE’s rate structure continues in line with its underwriting risk and expenses, we filed for an 8.9% rate increase in California for 2004. While we believe our rate increase was formulated in strict compliance with the California Department of Insurance’s revised guidelines, the increase remains subject to CDI approval. We anticipate hearing from the CDI next month.

Mindful of the cost pressures that rising rates, increased costs of technology and pharmaceuticals, and lowered reimbursements are placing on the medical community, we have also developed a new professional liability policy designed to appeal to those physicians who can and are willing to accept less comprehensive coverage than SCPIE’s traditional insurance programs.

We have applied for approval of this policy to the California Department of Insurance and are looking forward to introducing the plan the first of the year as an important lower-priced alternative.

We are excited about the potential of this new policy. It is one of several positive developments we see in our business plan.

Another positive item I am happy to report is that SCPIE’s retention levels remain strong and came in at better-than-90-percent for the quarter. This says a great deal about the continuing quality of our service and strength of our customer relations.

As we move into the fourth quarter of 2003, we remain steadfast in our conviction that our collective repositioning strategies represent the right course of action. Our goal is to return SCPIE to strong levels of success and industry leadership. To get there, we will continue to focus on four key areas:

1.	Strengthening our leverage ratios.

2.	Culling non-profitable business from our operations and emphasizing business that meets the needs of our insureds.

3.	Enforcing a strict underwriting policy and correctly pricing our products.

4.	Evaluating our claims exposures as quickly as possible to promptly address necessary changes in operations and/or reserves.

Everyone at SCPIE is mindful of these strategies, which we believe will build value for our stockholders/shareholders.

Now, I will turn the call over to Bob Tschudy, SCPIE’s Chief Financial Officer, who will review our financial performance in greater detail. Bob, please…

Robert Tschudy:

Thank you, Don. Our news release contains a full income statement and balance sheet, along with other financial information, so I will focus on a few areas concerning our third-quarter results.

For the 2003 third quarter, SCPIE reported a net loss of $14.8 million, or $1.58 per share, compared with a net loss of $11.4 million, or $1.23 per share, in the third quarter last year.

Our results for the third quarter were significantly impacted by losses in our assumed reinsurance segment caused by the sudden and unexpected deterioration of Lloyd’s Syndicate 102 late in the third quarter, which caused Syndicate 102 to be placed in run-off on October 31, 2003, by regulators at Lloyd’s.

Syndicate 102 is owned by GoshawK Holdings plc, a company in which we have a common stock position. We had also assumed reinsurance business in 2000 and 2001 from Syndicate 102.

The upward development in losses reported by Syndicate 102 and the accompanying fall in the price of GoshawK stock required us to record $8.5 million in assumed reinsurance losses in the third quarter and write down the value of our GoshawK stock holding by $9.6 million. These two actions contributed $11.8 million to our after-tax loss of $14.8 million.

In 2002 SCPIE had ceded a significant portion of our reinsurance portfolio to GoshawK Re Bermuda, a subsidiary of GoshawK Holdings plc. GoshawK Re has an A- rating from A.M. Best, and appears to be largely unaffected by the losses of Syndicate 102.

This unexpected event, combined with marginal deterioration of other non-core programs in run-off, accounted for almost the entire loss for the quarter.

As Don pointed out, our core business is performing as expected.

Our core California and Delaware healthcare liability insurance business should be improved in the fourth quarter since our 9.9% rate increase in California took effect on October 1, 2003. We also have benefited from the 35% rate increase in Delaware since mid-2003.

We saw an improvement in our net earned premium for the company’s core direct healthcare liability insurance business in the third quarter of 2003, which totaled $31.1 million, up 4 percent from a year earlier. Net written premiums more than doubled in the quarter to $9.8 million from $3.9 million last year.

While our core business incurred an underwriting loss of $3.2 million, it should be remembered that our 2003 rate increase had not yet taken effect in the quarter. The combined ratio stood at 110.1%, with the expense ratio attributable to core operations at 24.0%.

The expense ratio was adversely affected in the third quarter by legal and other costs associated with the settlement of our rate hearing on the 2003 rate increase. As our written and earned premium base declines as non-core operations diminish, overhead expenses formerly attributed to non-core operations tend to raise the expense ratio.

For the first nine months of 2003, net earned premium for the company’s core direct healthcare liability insurance business also increased—totaling $89.3 million, compared with $83.8 million for the same period a year earlier, an increase of 6.6 percent.

Net written premiums for the core direct healthcare liability insurance business rose to $102.4 million from $91.5 million, an increase of 11.8 percent.

For the nine months, the core business incurred an underwriting loss of $9.2 million compared with a loss of $6.3 million for the same period last year. Again, we believe we would have seen an improved year-to-date performance had our 2003 rate increase been in effect for the first three quarters of the year. The combined ratio equaled 110.4% compared to 107.6% a year ago, with the expense ratio attributable to core operations moved to 19.7% from 19.0%.

The decline in total earned and written premiums in 2003 demonstrates the effectiveness of the measures the company has taken to curtail business in the non-core direct healthcare liability and assumed reinsurance areas.

For example, for the third quarter of 2003, SCPIE’s net earned premiums were $35.6 compared to $75.5 million a year ago.

Net written premiums for the 2003 third quarter totaled $13.5 million. A year earlier, net written premiums totaled $48.6 million.

While current events outside our core business are displeasing, we still had an overall year-to-date improvement. For the nine months ended September 30, 2003, the company reported a net loss of $15.4 million or $1.65 per share, compared with a net loss of $22.5 million, or $2.41 per share, in the first nine months of 2002. The combined ratio for the first nine months of 2003 totaled 127.9% versus 128.8% in the comparable 2002 period.

While this technically is an improvement, we are disappointed with our performance due to non-core events. We will watch and manage our business closely, especially as market conditions develop.

Another recent development we are monitoring closely involves Highlands Insurance Company. As we have previously disclosed, SCPIE issued cut-through endorsements to certain policyholders of Highlands under which we are obligated to pay the policyholder claims in the event that Highlands is declared insolvent by a court of competent jurisdiction and is unable to pay.

Highlands, which has been in run-off and under the supervision of the Texas Department of Insurance, has been paying down these claims for the past two years. As of September 30, 2003, Highlands reported net case reserves of $14 million on claims related to policies for which cut-through endorsements had been issued. Highlands has paid out more than $60 million on these claims.

Highlands—along with other insurance companies—is currently embroiled in a long-running litigation involving contingent asbestos liabilities. Policies with our cut-through endorsements are not involved.

A California trial court recently rendered a very large judgment, including approximately $58 million against Highlands, which Highlands would be required to fund now even though the claims have not yet arisen.

Highlands and the other insurers have appealed this ruling. Under California law, Highlands would be required to put up a bond equal to 150% of the judgment.

Highlands petitioned the California appellate court for relief from the bond requirement. The court denied the petition and Highlands renewed its appeal to the California Supreme Court.

On November 6, the Texas DOI obtained a Texas Court order appointing the Texas Insurance Commission as the receiver for Highlands. The order does not constitute a finding of insolvency and is not an authorization to liquidate Highlands. At this time, it is not possible to anticipate how the receivership might affect Highlands’ future ability to pay claims.

Obviously, we will be watching this event vigilantly.

Despite our disappointing results, we remain confident that we are focused in the right direction. The negative developments are in non-core operations and the turnaround plans we have implemented to correct previous issues are already in place. Our core book of business is performing as expected, and we are taking several new strategic measures to provide for our future success in our core business.

Don, that concludes my remarks. Back to you.

Donald J. Zuk:

Thank you, Bob.

As I said earlier, this quarter’s results are a major disappointment. Speaking on behalf of the Board of Directors and senior management, we are just as unhappy with our performance as our stockholders are. Unfortunately, GoshawK’s results were totally disastrous and unexpected. While we are obviously upset and surprised about the GoshawK developments; it is reality. We have to accept it and respond accordingly. And that is exactly what we are doing.

This setback does not affect us going forward in achieving our goals and fulfilling the ongoing commitment to our stockholders. We have confidence in our long-term turnaround strategies, and firmly believe our business model is both sound and strong.

I guess it is now time to open the call for questions. We will gather any questions that may have come over the Internet from our webcast listeners, and operator, please explain the procedure to those on the telephone lines…

[Question and Answer Period]

Thank you for your time today. We look forward to reporting continued progress to you next quarter.